Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-137125 on Form S-8 and Nos. 333-145594 and 333-151719 on Form F-3, of our reports dated May 4, 2009, with respect to the financial statements of Suntech Power Holdings Co., Ltd. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the Company’s adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, which reports appear in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
May 8, 2009